Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 24, 2015 relating to the consolidated financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Ameriprise Financial, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Minneapolis, MN
April 24, 2015